FOR IMMEDIATE RELEASE

A.G. Edwards Launches
Comprehensive Marketing Initiative

ST. LOUIS (Sept. 24, 2003) - A.G. Edwards, Inc. (NYSE: AGE), one of the nation's largest investment firms, today announced plans to reach out to investors with a creative and targeted marketing initiative that highlights the firm's tradition, character and client-first philosophy. The effort - which includes a new logo, tagline and a stepped-up advertising presence - will begin running in select pilot markets this week with additional markets rolling out early next year.

The initiative marks the first time in its history that the St. Louis-based firm has pursued an integrated marketing communications program nationwide. Known for its client focus, the company has typically attracted new clients through referrals, direct solicitations and local advertising by individual branches.

"I want A.G. Edwards to be the firm investors turn to when they get serious about their financial future," said Robert L. Bagby, chairman, chief executive officer and president. "Our branding initiative represents our long-term commitment to broadening awareness of our client-first philosophy among both our current and prospective clients."

The company's new logo is a stylized wing and flame, representing the freedom of the firm's financial consultants to serve the best interests of their clients and the passion that drives the firm and its employees. The new tagline reads, "Fully Invested In Our Clients(TM)."

"The new tagline and logo symbolize the client-first approach that has served us well for the past 116 years. It's an approach that is not changing," Bagby said. "But we are changing how we communicate these qualities to investors."

This dedication to clients has earned the firm high praise over the years from a number of sources. In a study last year by J.D. Power and Associates, A.G. Edwards earned the highest ranking in a tie for investor satisfaction.(1) Similarly, Worth magazine named A.G. Edwards its "Editors' Choice" among full-service brokerage firms. The magazine praised the firm's "single-minded focus on the individual investor" and the quality of the firm's research effort, saying its analysts enjoy "intellectual liberty," enabling them to assess companies more objectively.(2)

"In the current competitive environment, investors are looking for solid, objective advice, and we believe our 'client first' message will appeal to them," said Peter M. Miller, executive vice president and director of sales and marketing. "The people who know us, love us - now we want more people to know us."

According to Miller, the marketing communications program will emphasize the firm's client satisfaction and the objectivity of its sales force. "Initially our print and television advertisements, along with our logo and tagline changes, will be the most visible aspects of this new program, but they are only part of this long-term effort," Miller said.

A.G. Edwards
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In April 2003, A.G. Edwards selected Minneapolis-based Carmichael Lynch as its marketing communications partner to provide creative direction to its branding awareness effort. In addition to advising A.G. Edwards on its logo and tagline changes, Carmichael Lynch has helped the firm develop and refine a number of key communications vehicles to support its objectives.

About A.G. Edwards
A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. For 116 years individuals and businesses have turned to A.G. Edwards to develop strong personal relationships with financial consultants dedicated to a client-first philosophy of providing financial solutions tailored to their clients' individual needs. A.G. Edwards and its affiliates encompass approximately 7,000 financial consultants in more than 700 offices nationwide and two European locations in London, England and Geneva, Switzerland. For more information about A.G. Edwards, please visit www.agedwards.com.

(1) J.D. Power and Associates 2002 Full-Service Investor Satisfaction Study(SM). Study based on responses from 8,593 investors who utilized a major full-service brokerage house within the past 12 months. www.jdpower.com
(2) Worth Magazine, "A-List," July/August 2002

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